Exhibit 99.1

Documentation Programs

Type of Program	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)
Full/Alternative(1)	209	$115,564,666	51.16%	552,941	6.303	358	743	72.77
Reduced 2(2)	127	61,880,947	27.40	487,252	6.637	358	733	75.40
Full-DU(3)	35	17,483,470	7.74	499,528	6.161	358	750	73.15
Reduced 6(4)	28	17,273,802	7.65	616,921	6.491	357	749	66.07
Preferred(5)	26	13,325,266	5.90	512,510	6.289	359	765	75.76
Streamlined(6)	1	354,362	0.16	354,362	5.875	318	713	75.15
Total	426	$225,882,512	100.00%
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(1)
Includes Mortgage Loans originated under the Full Documentation Program and the Alternative Documentation Program.  Under the Full Program, borrowers are required to complete an application which includes information with respect to the applicant’s assets, liabilities, income, credit history, employment history and other personal information. Self-employed individuals are generally required to submit their two most recent federal income tax returns. Under the Full Documentation Program, the underwriter verifies the information contained in the application relating to employment, income, assets or mortgages.  Under the Alternative Documentation Program, a borrower may provide W-2 forms instead of tax returns covering the most recent two years, bank statements in lieu of verification of deposits and alternative methods of employment verification.

(2)
Under the Reduced 2 Program, some underwriting documentation concerning income, employment and asset verification is waived.  Countrywide Home Loans obtains from a prospective borrower either a verification of deposit or bank statements for a period of two to five months immediately before the date of the mortgage loan application or verbal verification of employment.

(3)	Fannie Mae Desktop Underwriter is an automated underwriting system (AUS).

(4)
Under the Reduced 6 Program, some underwriting documentation concerning income, employment and asset verification is waived.  Countrywide Home Loans obtains from a prospective borrower either a verification of deposit or bank statements for a period six or more months immediately before the date of the mortgage loan application or verbal verification of employment.

(5)
Borrowers qualify for the Preferred Program by possessing higher FICO Credit Scores, which indicate a more favorable credit history, and by giving Countrywide Home Loans the right to obtain the tax returns they filed for the preceding two years.  Some documentation may be waived under the Preferred Program.

(6)
Borrowers qualify for the Streamlined Documentation Program who are refinancing an existing mortgage loan that was originated or acquired by Countrywide Home Loans provided that, among other things, the mortgage loan has not been more than 30 days delinquent in payment during the previous twelve-month period. Under the Streamlined Documentation Program, appraisals are obtained only if the loan amount of the loan being refinanced had a Loan-to-Value Ratio at the time of origination in excess of 80% or if the loan amount of the new loan being originated is greater than $650,000. In addition, under the Streamlined Documentation Program, a credit report is obtained but only a limited credit review is conducted, no income or asset verification is required, and telephonic verification of employment is permitted.